Contact: L3 Technologies, Inc.
Corporate Communications	For Immediate Release
212-697-1111

L3 Announces First Quarter 2018 Results

•	Funded orders increased 10% to $2.6 billion, with a book-to-bill ratio of 1.11x

•	Sales increased 2% to $2.4 billion

•	Diluted earnings per share (EPS) from continuing operations increased 21% to $2.34

•	Increased 2018 financial guidance

NEW YORK, May 1, 2018 - L3 Technologies, Inc. (NYSE: LLL) today reported diluted earnings per share (EPS) from continuing operations of $2.34 for the quarter ended March 30, 2018 (2018 first quarter) compared to diluted EPS from continuing operations for the quarter ended March 31, 2017 (2017 first quarter) of $1.93. Net sales of $2,371 million for the 2018 first quarter increased by 2% compared to the 2017 first quarter.

“We had a solid first quarter, highlighted by increases in operating income and margins, organic sales and our book-to-bill ratio. The growing metrics reflect our progress in building a more efficient and integrated L3,” said Christopher E. Kubasik, L3’s Chief Executive Officer and President. “There is a new level of energy and employee engagement across our operations, along with a steadfast commitment to continuous improvement. We are becoming more data-driven and customer-centric every day and are intensely focused on delivering value through affordable innovation for our customers.”

L3 Announces Results for the 2018 First Quarter	Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data and presents the adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (commonly known as ASC 606), effective January 1, 2018 using the modified retrospective transition method. In accordance with the modified retrospective transition method, the 2018 first quarter is presented under ASC 606, while the 2017 first quarter is presented under ASC 605, Revenue Recognition, the accounting standard in effect for periods ending prior to January 1, 2018. The cumulative effect of the change in accounting for periods prior to January 1, 2018 was recognized through retained earnings at the date of adoption.

	First Quarter Ended
(in millions, except per share data)	March 30, 2018	March 31, 2017	Increase/ (decrease)
Net sales(a)	$2,371	$2,321	2%
Operating income(a)	$251	$237	6%
Operating margin	10.6%	10.2%	40	bpts
Interest expense and other	$(35)	$(38)	(8)%
Effective income tax rate	11.1%	21.1%	nm
Net income from continuing operations attributable to L3	$187	$153	22%
Diluted earnings per share from continuing operations	$2.34	$1.93	21%
Diluted weighted average common shares outstanding	79.9	79.3	1%

Net cash (used in) provided from operating activities from continuing operations	$(35)	$86	nm
Less: Capital expenditures, net of dispositions	(54)	(40)	35%
Plus: Income tax payments attributable to discontinued operations	4	7	nm
Free cash flow(b)(c)	$(85)	$53	nm

__________________

(a)    The adoption of ASC 606 accelerated sales by approximately $76 million and operating income by approximately $19 million primarily related to contracts previously accounted for under the units-of-delivery method, which are recognized earlier in the performance period as costs are incurred under ASC 606, as opposed to when the units are delivered under ASC 605. Table E quantifies the impact by segment.

(b)    Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company also uses free cash flow as a performance measure in evaluating management.

(c)    Excludes free cash flow from discontinued operations.

    nm = not meaningful

First Quarter Results of Operations: For the 2018 first quarter, consolidated net sales of $2,371 million increased $50 million, or 2%, compared to the 2017 first quarter. Organic sales(1) increased by $39 million, or 2%, to $2,350 million for the 2018 first quarter. Organic sales exclude $21 million of sales increases related to business acquisitions and $10 million of sales declines related to business divestitures. For the 2018 first quarter, organic sales to the U.S. Government increased $18 million, or 1%, to $1,638 million and organic sales to international and commercial customers increased $21 million, or 3%, to $712 million.

Operating income for the 2018 first quarter increased by $14 million compared to the 2017 first quarter. Operating income as a percentage of sales (operating margin) increased by 40 basis points to 10.6% for the 2018 first quarter, compared to 10.2% for the 2017 first quarter. Operating margin increased 90 basis points due to improved contract

__________________________
(1) Organic sales represent net sales excluding the sales impact of acquisitions and divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2018 First Quarter	Page 3

performance primarily for the Electronic Systems and Aerospace Systems segments and 30 basis points due to lower severance and restructuring costs, primarily at Communication Systems. These increases were partially offset by 60 basis points primarily due to higher research and development costs and 20 basis points due to lower margins related to acquisitions primarily for the Sensor Systems segment. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective tax rate for the 2018 first quarter decreased to 11.1% from 21.1% for the 2017 first quarter. The decrease was primarily driven by an increase in tax benefits from equity compensation and the reduction of the U.S. corporate income tax rate enacted under the U.S. Tax Cuts and Jobs Act.

Orders: Funded orders for the 2018 first quarter increased 10% to $2,636 million compared to $2,389 million for the 2017 first quarter. The book-to-bill ratio was 1.11x for the 2018 first quarter. Funded backlog increased 3% to $8,774 million at March 30, 2018, compared to $8,493 million at December 31, 2017.

Cash Flow: Net cash used in operating activities from continuing operations was $35 million for the 2018 first quarter compared net cash provided from operating activities from continuing operations of $86 million for the 2017 first quarter. The decrease is primarily due to higher working capital requirements, primarily contract assets and milestone payments for aircraft procurements related to U.S. and foreign government contracts. Capital expenditures, net of dispositions, increased by $14 million compared to the 2017 first quarter. The Company paid dividends of $65 million during the 2018 first quarter compared to $61 million during the 2017 first quarter. Repurchases of the Company’s common stock were $119 million during the 2018 first quarter. The Company did not repurchase any of its common stock during the 2017 first quarter.

Divestitures: On May 1, 2018, the company announced that it entered into a definitive agreement to sell its Vertex Aerospace, Crestview Aerospace and TCS businesses. The company expects to complete the transaction in the summer of 2018, subject to customary closing conditions and regulatory approvals and record a gain on the sale of these businesses upon closing.

Reportable Segment Results
The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	First Quarter Ended
($ in millions)	March 30, 2018	March 31, 2017	Increase
Net sales	$785	$738	6%
Operating income	$108	$90	20%
Operating margin	13.8%	12.2%	160	bpts

Electronic Systems net sales for the 2018 first quarter increased by $47 million, or 6%, compared to the 2017 first quarter. Organic sales increased by $46 million, or 6%, compared to the 2017 first quarter. Organic sales exclude $11 million of sales increases related to business acquisitions and $10 million of sales declines related to business divestitures. Organic sales increased by: (1) $29 million for Precision Engagement Systems due to increased deliveries and volume on fuzing and ordnance and guidance systems products primarily to the U.S. Army, (2) $12 million for Security & Detection Systems due to increased deliveries for airport screening devices to the U.S.

L3 Announces Results for the 2018 First Quarter	Page 4

Transportation Security Administration (TSA) and (3) $5 million primarily for Power & Propulsion due to higher volume for U.S. Navy power conversion and distribution systems.

Electronic Systems operating income for the 2018 first quarter increased by $18 million, or 20%, compared to the 2017 first quarter. Operating margin increased by 160 basis points to 13.8% primarily due to improved contract performance across all business areas.

Aerospace Systems

	First Quarter Ended
($ in millions)	March 30, 2018	March 31, 2017	Increase/ (decrease)
Net sales	$686	$696	(1)%
Operating income	$57	$56	2%
Operating margin	8.3%	8.0%	30	bpts

Aerospace Systems net sales for the 2018 first quarter decreased by $10 million, or 1%, compared to the 2017 first quarter. Sales decreased by: (1) $21 million due to lower volume for international aircraft modifications, primarily Australian Defence Force C-27J aircraft, and (2) $6 million due to lower volume on Intelligence, Surveillance and Reconnaissance (ISR) aircraft systems for foreign military customers as contracts near completion. These decreases were partially offset by higher volume primarily on large ISR aircraft systems for the U.S. Department of Defense (DoD).

Aerospace Systems operating income for the 2018 first quarter increased by $1 million, or 2%, compared to the 2017 first quarter. Operating margin increased by 30 basis points to 8.3%. Operating margin increased by 150 basis points primarily due to improved contract performance. This increase was partially offset by lower volume.

Communication Systems

	First Quarter Ended
($ in millions)	March 30, 2018	March 31, 2017	Decrease
Net sales	$493	$537	(8)%
Operating income	$37	$42	(12)%
Operating margin	7.5%	7.8%	(30)	bpts
Communication Systems net sales for the 2018 first quarter decreased by $44 million, or 8%, compared to the 2017 first quarter primarily driven by lower production volume for Unmanned Aerial Vehicle (UAV) communication systems for the DoD.

Communication Systems operating income for the 2018 first quarter decreased by $5 million, or 12%, compared to the 2017 first quarter. Operating margin decreased by 30 basis points to 7.5%. Operating margin decreased by 170 basis points primarily due to lower volume. This decrease was partially offset by: (1) 80 basis points for lower severance and restructuring costs of $4 million to $5 million for the 2018 first quarter, from $9 million for the 2017 first quarter and (2) 60 basis points for lower operating costs of $3 million, primarily at Space & Power Systems.

L3 Announces Results for the 2018 First Quarter	Page 5

Sensor Systems

	First Quarter Ended
($ in millions)	March 30, 2018	March 31, 2017	Increase/ (decrease)
Net sales	$407	$350	16%
Operating income	$49	$49	—%
Operating margin	12.0%	14.0%	(200)	bpts
Sensor Systems net sales for the 2018 first quarter increased by $57 million, or 16%, compared to the 2017 first quarter. Organic sales increased by $47 million, or 13%, compared to the 2017 first quarter. Organic sales exclude $10 million of sales increases related to business acquisitions. Organic sales increased by: (1) $17 million for Space & Sensor Systems due to higher volume for space electronics and infrared detection products, (2) $16 million due to increased deliveries of airborne turret systems primarily to foreign militaries and (3) $14 million primarily for Intelligence & Mission Systems due to increased deliveries of electronic warfare countermeasures products primarily to foreign militaries.

Sensor Systems operating income was $49 million for the 2018 and 2017 first quarters. Operating margin decreased by 200 basis points to 12.0%. Operating margin decreased by: (1) 300 basis points due to higher research and development costs related to imaging, space and undersea growth investments and (2) 100 basis points due to lower margins related to acquisitions. These decreases were partially offset by higher volume, which increased operating margin by 200 basis points.

L3 Announces Results for the 2018 First Quarter	Page 6

Financial Guidance
Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2018 that was previously provided on January 25, 2018, as presented in the tables below. All financial guidance amounts are based on results from continuing operations and are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7. The company undertakes no duty to update its guidance.

Consolidated 2018 Financial Guidance
(in millions, except per share data)
	Current Guidance	Prior Guidance (January 25, 2018)
Net sales	$9,850 to $10,050	$9,850 to $10,050
Operating income	$1,100 to $1,125	$1,100 to $1,125
Interest expense and other(1)	$141	$141
Effective tax rate	19.0%	20.0%
Minority interest expense(2)	$20	$17
Diluted shares	~80	~80
Diluted EPS from continuing operations	$9.40 to $9.60	$9.30 to $9.50
Net cash from operating activities from continuing operations	$1,155	$1,145
Capital expenditures, net of dispositions of property, plant and equipment	(255)	(245)
Free cash flow	$900	$900
__________________

(1)    Interest expense and other is comprised of: (i) interest expense of $170 million and (ii) interest and other income, net, of $29 million (including $9 million of income related to employee benefit plans).

(2)    Minority interest expense represents net income from continuing operations attributable to noncontrolling interests.

Segment 2018 Financial Guidance
($ in millions)
	Current Guidance	Prior Guidance (January 25, 2018)
Net Sales:
Electronic Systems	$3,200 to $3,300	$3,200 to $3,300
Aerospace Systems	$2,625 to $2,725	$2,625 to $2,725
Communication Systems	$2,225 to $2,325	$2,225 to $2,325
Sensor Systems	$1,700 to $1,800	$1,700 to $1,800

Operating Margin:
Electronic Systems	13.6% to 13.8%	13.6% to 13.8%
Aerospace Systems	7.8% to 8.0%	7.8% to 8.0%
Communication Systems	10.9% to 11.1%	10.9% to 11.1%
Sensor Systems	11.7% to 11.9%	11.7% to 11.9%

The current guidance for 2018 is subject to potential changes to interpretations of U.S. Tax Reform and excludes: (i) any potential goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2018 first quarter results and the 2018 financial guidance is available on the company’s website at www.L3T.com.

L3 Announces Results for the 2018 First Quarter	Page 7

Conference Call
In conjunction with this release, L3 will host a conference call today, Tuesday, May 1, 2018, at 11:00 a.m. ET that will be simultaneously broadcast over the Internet. Christopher E. Kubasik, Chief Executive Officer and President, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com
Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at the site or by dialing 1-877-344-7529 (for domestic callers) or 1-412-317-0088 (for international callers) and using the Replay Access Code: 10118138 approximately one hour after the call ends. The Conference Replay will be available through Tuesday, May 15, 2018.
Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.
To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2018 financial guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements. The company cautions investors that these statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of

L3 Announces Results for the 2018 First Quarter	Page 8

competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2017 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #
- Financial Tables Follow -

Table A
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, expect per share data)

	First Quarter Ended(a)
	March 30, 2018(b)	March 31, 2017(b)
Net sales	$2,371	$2,321
Cost of sales	(2,120)	(2,084)
Operating income	251	237
Interest expense	(41)	(42)
Interest and other income, net	6	4
Income from continuing operations before income taxes	216	199
Provision for income taxes	(24)	(42)
Income from continuing operations	192	157
Income from discontinued operations, net of income tax	16	11
Net income	208	168
Net income from continuing operations attributable to noncontrolling interests	(5)	(4)
Net income attributable to L3	$203	$164

Basic earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.40	$1.97
Discontinued operations	0.20	0.14
Basic earnings per share	$2.60	$2.11

Diluted earnings per share attributable to L3's common shareholders:
Continuing operations	$2.34	$1.93
Discontinued operations	0.20	0.14
Diluted earnings per share	$2.54	$2.07

L3’s weighted average common shares outstanding:
Basic	78.2	77.7
Diluted	79.9	79.3
_______________

(a)
It is the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b)
The company's statement of operations for the quarter ended March 30, 2018 is presented under ASC 606 while the company's statement of operations for the quarter ended March 31, 2017 is presented under ASC 605. Table E quantifies the impact of adopting ASC 606 on the quarter ended March 30, 2018.

Table B
L3 TECHNOLOGIES, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	First Quarter Ended
	March 30, 2018(a)	March 31, 2017(a)
Segment operating data
Net sales:
Electronic Systems	$785	$738
Aerospace Systems	686	696
Communication Systems	493	537
Sensor Systems	407	350
Total	$2,371	$2,321

Operating income:
Electronic Systems	$108	$90
Aerospace Systems	57	56
Communication Systems	37	42
Sensor Systems	49	49
Total	$251	$237

Operating margin:
Electronic Systems	13.8%	12.2%
Aerospace Systems	8.3%	8.0%
Communication Systems	7.5%	7.8%
Sensor Systems	12.0%	14.0%
Total	10.6%	10.2%

Depreciation and amortization:
Electronic Systems	$19	$18
Aerospace Systems	12	11
Communication Systems	13	12
Sensor Systems	12	11
Total	$56	$52

Funded order data
Electronic Systems	$940	$903
Aerospace Systems	710	648
Communication Systems	525	456
Sensor Systems	461	382
Total	$2,636	$2,389

	March 30,	January 1,
	2018	2018(b)
Backlog
Funded	$8,774	$8,493
_______________

(a)
The company's statement of operations for the quarter ended March 30, 2018 is presented under ASC 606 while the company's statement of operations for the quarter ended March 31, 2017 is presented under ASC 605. Table E quantifies the impact of adopting ASC 606 on the quarter ended March 30, 2018.

(b)	Funded backlog at January 1, 2018 is adjusted for the effects on sales related to the adoption of ASC 606.

Table C
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 30, 2018(a)	December 31, 2017(a)
ASSETS

Cash and cash equivalents	$374	$662
Billed receivables, net	798	723
Contract assets	1,499	—
Contracts in process	—	1,933
Inventories	994	389
Prepaid expenses and other current assets	392	300
Assets held for sale	136	135
Assets of discontinued operations	287	306
Total current assets	4,480	4,448
Property, plant and equipment, net	1,131	1,110
Goodwill	6,632	6,615
Identifiable intangible assets	284	292
Other assets	346	264
Total assets	$12,873	$12,729

LIABILITIES AND EQUITY

Accounts payable, trade	$587	$531
Accrued employment costs	446	493
Accrued expenses	197	217
Contract liabilities	607	—
Advance payments and billings in excess of costs incurred	—	509
Income taxes payable	6	19
Other current liabilities	319	367
Liabilities held for sale	19	17
Liabilities of discontinued operations	154	226
Total current liabilities	2,335	2,379
Pension and postretirement benefits	1,313	1,313
Deferred income taxes	177	158
Other liabilities	397	398
Long-term debt	3,331	3,330
Total liabilities	7,553	7,578
Shareholders’ equity	5,253	5,083
Noncontrolling interests	67	68
Total equity	5,320	5,151
Total liabilities and equity	$12,873	$12,729
_______________

(a)
The company's balance sheet as of March 30, 2018 is presented under ASC 606 while the company's balance sheet as of December 31, 2017 is presented under ASC 605. Table F quantifies the impact of adopting ASC 606 on the period ended March 30, 2018.

Table D
L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Quarter Ended
	March 30, 2018	March 31, 2017
Operating activities
Net income	$208	$168
Less: income from discontinued operations, net of tax	(16)	(11)
Income from continuing operations	192	157
Depreciation of property, plant and equipment	43	40
Amortization of intangibles and other assets	13	12
Deferred income tax provision	16	15
Stock-based employee compensation expense	20	14
Contributions to employee savings plans in common stock	32	34
Amortization of pension and postretirement benefit plans net loss and prior service cost	18	15
Other non-cash items	1	5
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(73)	(48)
Contract assets	(145)	—
Contracts in process	—	(180)
Inventories	(65)	(9)
Prepaid expenses and other current assets	(99)	(24)
Accounts payable, trade	56	91
Accrued employment costs	(54)	(68)
Accrued expenses	(6)	23
Contract liabilities	41	—
Advance payments and billings in excess of costs incurred	—	(9)
Income taxes	(11)	12
All other operating activities	(14)	6
Net cash (used in) from operating activities from continuing operations	(35)	86
Investing activities
Business acquisitions, net of cash acquired	—	(139)
Proceeds from the sale of businesses, net of closing date cash balances	—	16
Capital expenditures	(56)	(41)
Dispositions of property, plant and equipment	2	1
Other investing activities	(29)	5
Net cash used in investing activities from continuing operations	(83)	(158)
Financing activities
Borrowings under revolving credit facility	207	664
Repayments of borrowings under revolving credit facility	(207)	(664)
Common stock repurchased	(119)	—
Dividends paid	(65)	(61)
Proceeds from exercise of stock options	55	12
Proceeds from employee stock purchase plan	8	8
Repurchases of common stock to satisfy tax withholding obligations	(23)	(18)
Other financing activities	(2)	(4)
Net cash used in financing activities from continuing operations	(146)	(63)
Effect of foreign currency exchange rate changes on cash and cash equivalents	6	4
Cash from (used in) discontinued operations:
Operating activities	(29)	(1)
Investing activities	(1)	(1)
Cash from discontinued operations	(30)	(2)
Net decrease in cash and cash equivalents	(288)	(133)
Cash and cash equivalents, beginning of the period	662	363
Cash and cash equivalents, end of the period	$374	$230

Table E
L3 TECHNOLOGIES, INC.
IMPACT OF NEW REVENUE RECOGNITION STANDARD
ON THE UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)
The table below presents the impact of adopting ASC 606 on the company’s statement of operations.

	First Quarter Ended March 30, 2018
STATEMENT OF OPERATIONS	Under ASC 605	Effect of ASC 606	As Reported Under ASC 606
	(in millions)
Net sales	$2,295	$76	$2,371
Cost of sales	(2,063)	(57)	(2,120)
Operating income	232	19	251
Income from continuing operations before income taxes	197	19	216
Provision for income taxes	(19)	(5)	(24)
Income from continuing operations	178	14	192
Income from discontinued operations, net of income taxes	15	1	16
Net income	193	15	208
Net income attributable to L3	$188	$15	$203

Basic earnings per share attributable to common shareholders:
Continuing operations	$2.21	$0.19	$2.40
Discontinued operations	0.19	0.01	0.20
Basic earnings per share	$2.40	$0.20	$2.60
Diluted earnings per share attributable to common shareholders:
Continuing operations	$2.16	$0.18	$2.34
Discontinued operations	0.19	0.01	0.20
Diluted earnings per share	$2.35	$0.19	$2.54

The following table quantifies the impact of adopting ASC 606 on segment net sales and operating income.

	First Quarter Ended March 30, 2018
	Effect of ASC 606
	Sales	Operating Income
	(in millions)
Electronic Systems	$30	$3
Aerospace Systems	4	1
Communication Systems	20	4
Sensor Systems	22	11
Consolidated	$76	19

Table F
L3 TECHNOLOGIES, INC.
IMPACT OF NEW REVENUE RECOGNITION STANDARD
ON THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

The table below presents the impact of adopting ASC 606 on the company’s balance sheet.

	March 30, 2018
BALANCE SHEET	Under ASC 605	Effect of ASC 606	As Reported Under ASC 606
	(in millions)
Assets
Current assets:
Contract assets	$—	$1,499	$1,499
Contracts in process	2,124	(2,124)	—
Inventories	424	570	994
Prepaid expenses and other current assets	377	15	392
Assets of discontinued operations	312	(25)	287
Total current assets	4,545	(65)	4,480
Other assets	296	50	346
Total assets	$12,888	$(15)	$12,873

Liabilities
Current liabilities:
Accrued expenses	$218	$(21)	$197
Contract liabilities	—	607	607
Advance payments and billings in excess of costs incurred	576	(576)	—
Other current liabilities	367	(48)	319
Liabilities held for sale	20	(1)	19
Liabilities of discontinued operations	181	(27)	154
Total current liabilities	2,401	(66)	2,335
Deferred income taxes	169	8	177
Other liabilities	382	15	397
Total liabilities	7,596	(43)	7,553
Shareholders' Equity
Retained earnings	6,786	28	6,814
Total equity	$5,292	$28	$5,320